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Exhibit 99.1

AAI ANNOUNCES RESEARCH AND DEVELOPMENT, LICENSING, AND PRODUCT COOPERATION AGREEMENT WITH ASTRAZENECA FOR MAJOR DRUG CLASS

AAI And AstraZeneca Expand Existing Relationship and Take New Approach to Pharmaceutical Product Life Cycle
Management and Cooperative Research and Development


WILMINGTON, NC -- (November 1, 1999)-- AAI (NASDAQ: AAII) and AstraZeneca (NYSE:
AZN) have signed a multi-year agreement for research and development, licensing and product cooperation it was announced today by Dr. Frederick Sancilio, Chairman and CEO of AAI. The terms of the agreement call for AstraZeneca to license AAI intellectual property and the establishment of a cooperative research and development program for AstraZeneca's family of gastrointestinal products.

Dr. Sancilio said, "This agreement represents much more than a vote of confidence by a valued customer in AAI's research abilities. AstraZeneca is a world leader in the field of gastroenterology and we look forward to assisting them in expanding both the efficacy and proprietary value of these important pharmaceuticals in their product portfolio. We think this agreement provides a another concrete example of our strategy of partnering with major pharmaceutical companies to craft unique solutions rather than merely providing task-oriented services."

This agreement between AstraZeneca and AAI highlights AAI's strategy of entering into shared partnering arrangements with select customers. Terms of the contract call for the licensing of AAI intellectual property, an initial signing payment, guaranteed funding of AAI resources dedicated to the development of additional strategic intellectual property useful in the field of proton pump inhibition, and potential royalties on worldwide sales of certain related pharmaceutical products and derivatives, based upon attainment of certain milestones. AAI has also been awarded preferred provider status for certain contract research and development services to AstraZeneca.

"This contract is the realization of several years of planning and research at AAI, and millions of dollars in investment," continued Dr. Sancilio, "It marks a major milestone in our continuing strategy of moving from a service provider to a product development company."

This agreement builds on a long-standing relationship between AAI and AstraZeneca in contract research, analytical testing and related services and significantly increases AAI's working relationship with AstraZeneca, which ranks as one of the top five pharmaceutical companies in the world.

"We are very pleased to expand our relationship with AAI in this way. AAI has been a valued supplier of ours for many years," noted Jim Coyne, Leader, Gastrointestinal Public Relations of

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AstraZeneca. "We believe that we can employ AAI's product development and related management expertise to leverage AstraZeneca's R&D investment and significant GI experience. We view this relationship as a true marriage of strengths that has the potential to add substantial additional value to our gastrointestinal product franchise. This agreement provides AstraZeneca with the ability to add significant resources to this franchise in a manner in which our economic and scientific interests are clearly aligned with AAI."

This agreement with AstraZeneca furthers AAI's strategic positioning as a strong ally in the drug development process with significant returns to the company's R&D investments. "We have always been confident that our investments in research and development would yield positive returns for our investors and we now have additional confirmation of the value in our approach", said Meg Humphrey, MD, VP Strategic Development. "We anticipate that our future business will include more of these larger development programs and that this has the potential to increase long-term earnings visibility."

Applied Analytical Industries Inc. is headquartered in Wilmington, NC and has approximately 1100 employees worldwide. The company is a full-service provider of drug development services to the pharmaceutical and biotechnology industries.

AstraZeneca PLC is one of the top five pharmaceutical companies in the world based on sales and is a therapeutic leader in gastrointestinal, oncology, anesthesia including pain management, cardiovascular, central nervous system
(CNS) and respiratory products. Based in the United Kingdom, AstraZeneca PLC is a major $15.8 billion international bioscience business engaged in the research, development, manufacture and marketing of ethical (prescription) pharmaceuticals and agricultural products, and the supply of health care services. The U.S. operations of AstraZeneca include AstraZeneca, a business unit of Zeneca Inc., AstraZeneca LP, Zeneca Ag Products and Salick Health Care. In the United States, AstraZeneca is a $7.2 billion bioscience business with approximately 11,000 employees.

###


Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 2lE of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of acquired businesses to be integrated with AAI's operations, actual operational performance, the ability to meet projected revenue and earnings, the ability to acquire and maintain large client contracts, the ability to hire and retain qualified employees and other items that may cause the actual results to differ materially, which may be discussed in the Company's recent Form 1O-K filings, its registration statement, as amended, and other filings with the Securities and Exchange Commission.

For further information contact Meg Humphrey, MD, VP of Strategic Development at AAI at 704-367-5119, or Ken Rabb, Phoenix Communications at 919-383-7779.




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Company Press Release

Correction -- AAI

In HSM045, AAI Announces Research and Development, Licensing, and Product Cooperation Agreement with AstraZeneca for Major Drug Class, moved earlier today, we are advised by a representative of the company of the following changes:

-- The subhead should read: "AAI and AstraZeneca Expand Existing Relationship and Take New Approach to Cooperative Research and Development" rather than "....
and Take New Approach to Pharmaceutical Product Life Cycle Management and Cooperative Research and Development."

-- The second paragraph, second sentence, should read: "AstraZeneca is a world leader ..." rather than "AstraZeneca is a the world leader ..."

-- Third paragraph, second sentence, should read: "Terms of the contract call for the licensing of AAI intellectual property, an initial signing payment, guaranteed funding of AAI resources dedicated to the development of additional strategic intellectual property, and potential royalties based upon attainment of certain milestones," rather than "... dedicated to the development of additional strategic intellectural property, useful in the field of proton pump inhibition, and potential royalties on worldwide sales of certain related pharmaceutical products and derivatives, based upon attainment of certain milestones ..."

-- Sixth paragraph, second sentence, should read: "... noted Jim Coyne, Leader, Gastrointestinal Public Relations at AstraZeneca" rather than "... of AstraZeneca."

-- Sixth paragraph, third sentence, should read: "We believe that we can employ AAI's product development and related management expertise to leverage AstraZeneca's R&D investment" rather than "... AstraZeneca's R&D investment and significant GI experience."


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